UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Craig A. Dubow

Chairman

Chief Executive Officer

March 24, 2011

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on May 3, 2011, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. I also will provide a report on our Company and will entertain questions of general interest to shareholders.

Your vote is important. Your shares should be represented at the Annual Meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail, by telephone or on the Internet as instructed on the proxy card that you received. You may revoke your proxy and vote in person if you decide to attend the meeting.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

Thank you for your continued support.

Cordially,

Craig A. Dubow

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 3, 2011

To Our Shareholders:

The 2011 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on May 3, 2011 for the following purposes:

(1)	to consider and act upon a proposal to elect to the Company’s Board of Directors nine persons nominated by the Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;

(3)	to consider and act upon, by a non-binding advisory vote, a resolution to approve the compensation of our named executive officers;

(4)	to conduct a non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

(5)	to transact such other business, if any, as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on March 4, 2011 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD THAT YOU RECEIVED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Todd A. Mayman

Senior Vice President

General Counsel and Secretary

McLean, Virginia

March 24, 2011

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 24, 2011.

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS	58

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS	60

OTHER MATTERS
Cost Of Soliciting Proxies	60
Section 16(A) Beneficial Ownership Reporting Compliance	60
Incorporation By Reference	61

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

May 3, 2011

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2011 Annual Meeting of Shareholders to be held on May 3, 2011 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of nine nominees named by the Board of Directors;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

Proposal 3—FOR a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement; and

Proposal 4—FOR a non-binding vote to advise the Board that the Company should hold future shareholder advisory votes to approve the compensation of our named executive officers EVERY YEAR (as opposed to every two years or every three years).

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 26, 2011. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 4, 2011 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 240,238,830 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you and will reduce the effect of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1 and the non-binding advisory votes described in Proposals 3 and 4). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

How many votes are required for approval of each proposal?

Proposal 1—Election of the director nominees named in Proposal 1 requires the affirmative vote of a majority of the votes cast. Votes may be cast for, or withheld from, the election of all of the director nominees, or any of them.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011, as specified in Proposal 2, requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 2, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 2.

Proposal 3—The non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 3, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 3.

Proposal 4—The favorable vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting will be required for the approval, on an advisory basis, of the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the Company. In addition, since shareholders have several voting choices, it is possible that no single choice will receive a majority of the votes cast. In light of the foregoing, the Board will consider the outcome of the vote when determining the frequency of holding the say on pay vote. While the Board is making a recommendation with respect to this proposal, shareholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. Abstentions, if any, will have no effect on such vote.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment or 401(k) Plans, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2012 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2012 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 25, 2011. A shareholder who wishes to present a proposal or nomination at the Company’s 2012 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than January 4, 2012 and no later than January 24, 2012.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the presiding director or the non-management directors as a group by writing to the Board of Directors, the Presiding Director or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2011 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2011 Annual Meeting, during normal business hours for a period of ten days before the 2011 Annual Meeting and during the 2011 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2010 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2010 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2010 Annual Report?

A copy of our 2010 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2010, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2010 Annual Report over the Internet, at www.ematerials.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-697-9377, or by email at ep@ematerials.com. Please put “GCI Materials Request” in the subject line and include the 3-digit company number and 11-digit control number presented on the notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you may request email or paper copies of our 2010 Annual Report over the Internet, at www.proxyvote.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@proxyvote.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker. Requests, instructions and other inquiries will not be forwarded to your investment advisor.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2010 Annual Report and 2010 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of eleven directors, whose biographies appear below. Following the 2011 Annual Meeting, the Company will have nine directors as one current director, Donna E. Shalala, has reached the Company’s mandatory retirement age for non-management directors and will retire, and one current director, Karen Hastie Williams, has decided not to stand for re-election at the 2011 Annual Meeting in order to devote more time to personal and other professional interests.

The Board of Directors held eight meetings during 2010. Each director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2010. All directors then serving on the Board attended the 2010 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2011 Annual Meeting will serve one-year terms.

The Board believes that the nominees will be available and able to serve as directors. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2011 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all of our current directors other than Craig A. Dubow are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified on questionnaires provided by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Mr. Dubow) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2010, and will meet in executive sessions as appropriate throughout 2011. The Board has established the role of a presiding director, elected by the independent directors. Karen Hastie Williams served as presiding director from 2004 until February 2011. Duncan M. McFarland was elected as the presiding director in February 2011 and will continue in that role for the remainder of 2011. The presiding director’s responsibilities include:

•	presiding at all executive sessions of non-management directors and at meetings of the full Board if the Chairman is not present;

•

serving as liaison on Board-wide issues between the Chairman and CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the Chairman and CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the Chairman and CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the Chairman and CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

BOARD LEADERSHIP STRUCTURE

The Company combines the positions of Chairman and CEO. The Company believes that this is the best leadership structure for the Company because the CEO is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of the Company’s strategy due to his in-depth knowledge of the Company’s business. In addition, combining the positions of Chairman and CEO makes clear who is responsible for managing the Company’s business, under the oversight and review of the Board.

Combining the positions of Chairman and CEO has not compromised the Board’s independent oversight of management. The Board’s independent oversight continues to be substantial. As referenced above, all directors on the Board other than Mr. Dubow, our Chairman and CEO, are independent under the rules governing NYSE-listed companies. Further, each of the Board’s Audit, Executive Compensation and Nominating and Public Responsibility Committees are composed entirely of independent directors and these independent committees of the Board are given the authority under their respective charters to hire independent advisors and consultants, at Company expense, to assist them in carrying out their duties.

In addition to the independence safeguards mentioned above, the Company has established effective principles of corporate governance which describe the Board’s practices and methods of self-evaluation in detail in order to promote transparency with shareholders. As well, the Company has an independent, non-management presiding director who chairs regularly scheduled executive sessions of the Company’s non-management directors. The presiding director’s responsibilities are described above.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior management.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls and the Executive Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long term profitability and stockholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

DIRECTOR BIOGRAPHIES

The principal occupation and business experience of the Board’s nominees and of the directors who are not standing for re-election are described below.

Nominees

The following director nominees are currently serving on the Board and have been nominated to stand for re-election at the 2011 Annual Meeting for a one-year term. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

John E. Cody

Mr. Cody, 64, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. Mr. Cody has broad business, music broadcast and publishing industry experience and financial expertise from the various senior management roles he held with BMI, Hearst and Ericsson. He is also Chairman of the Tennessee Performing Arts Center. He has been a Gannett director since February 2011.

Craig A. Dubow

Mr. Dubow, 56, is Chairman and Chief Executive Officer of Gannett. He became President and CEO and a director of Gannett in July 2005, and Chairman of Gannett in July 2006, and served as Chairman, President and CEO until February 1, 2010. He was President and CEO of the Gannett Broadcast Division from 2001 to July 2005, and was President of the Gannett Broadcast Division from 2000 to 2001. He has served the Company in various other executive capacities since 1981. Mr. Dubow is also a director of the Associated Press and Broadcast Music, Inc.

Howard D. Elias

Mr. Elias, age 53, is President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services. Previously, he served as President, EMC Global Services and Resource Management Software Group, and Executive Vice President, EMC Corporation from September 2007 to September 2009 and as Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007. Mr. Elias has broad business experience and expertise in information technology issues as a result of the various positions he has held with EMC, Hewlett-Packard Company, Compaq, Digital, AST Research and Tandy Corporation. He has been a Gannett director since 2008.

Arthur H. Harper

Mr. Harper, 55, has served as Managing Partner of GenNx360 Capital Partners, a private equity firm focused on business to business companies, since January 2006. Previously, he served as President and CEO of General Electric’s Equipment Services division from 2001 to 2005. Mr. Harper has broad business experience and financial expertise from the various senior management roles he held with General Electric. He is also a director of Monsanto Company. He has been a Gannett director since 2006.

John Jeffry Louis

Mr. Louis, 48, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of S.C. Johnson and Son, Inc. and Johnson Financial Group, Inc., a trustee of Northwestern University and the Chicago Council on Global Affairs and a commissioner of the US-UK Fulbright Commission. Mr. Louis has broad business experience, financial expertise and experience as an entrepreneur from his years of experience in the venture capital industry and having co-founded a number of companies. He has been a Gannett director since 2006.

Marjorie Magner

Ms. Magner, 61, is Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets founded in

January 2007. She was Chairman and CEO of Citigroup’s Global Consumer Group from 2003 to 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. Ms. Magner currently serves as a director of Accenture Ltd. and Ally Financial Inc. and served as a director of The Charles Schwab Corporation from February 2006 to May 2008. Ms. Magner has broad business experience and financial expertise from the various senior management roles she held with Citigroup. She has been a Gannett director since 2006.

Scott K. McCune

Mr. McCune, age 54, has served as Vice President and Director, Integrated Marketing at The Coca-Cola Company since January 2005. He was Vice President Worldwide Media, Vice President Worldwide Sports at The Coca-Cola Company between 2001 and 2004. Mr. McCune has broad business experience and expertise in consumer marketing strategies from the various senior management roles which he has held with The Coca-Cola Company. He has been a Gannett director since 2008.

Duncan M. McFarland

Mr. McFarland, 67, was Chairman and CEO of Wellington Management Company, LLP from 1994 until his retirement in 2004. He served in various roles at Wellington Management Company since 1965. He is a director of NYSE Euronext, Inc., and The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE. Mr. McFarland has broad business experience and financial expertise from the various senior management roles he held with Wellington Management Company. He has been a Gannett director since 2004.

Neal Shapiro

Mr. Shapiro, 53, is President and CEO of WNET, the public television company which operates Thirteen/WNET and WLIW21, the largest and third largest public television stations in the country. Before joining WNET in February 2007, Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also is on the board of trustees of American Public Television, the advisory board of Investigative Reporters and Editors (IRE), the Board of Trustees at Tufts University, and the alumni board of the Communications and Media Studies program at Tufts University. Mr. Shapiro has broad business experience and expertise in broadcasting, news reporting and First Amendment issues from the various senior management roles he has held with WNET and NBC. He has been a Gannett director since 2007.

Directors Not Standing for Reelection

Donna E. Shalala will not be standing for re-election at the 2011 Annual Meeting because she has reached the Company’s mandatory retirement age for non-management directors and will retire. Ms. Shalala, 70, has served as President of the University of Miami since 2001. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001. Ms. Shalala currently serves as a director of Lennar Corporation and MEDNAX, Inc. and she served as a director of UnitedHealth Group from March 2001 to June 2007. Ms. Shalala has broad business and government experience and expertise in education and public health issues. She has served as a Gannett director since 2001 and we are grateful for her long-time dedication to Gannett and its shareholders.

Karen Hastie Williams has decided not to stand for re-election at the 2011 Annual Meeting in order to devote more time to personal and other professional interests. Ms. Williams, 66, is a retired partner at the law firm of Crowell & Moring, Washington, DC. She is a director of the National Association of

Corporate Directors and SunTrust Banks, Inc. Ms. Williams previously served as a director of The Chubb Corporation from December 2000 to November 2010, Continental Airlines, Inc. from May 1993 to September 2010 and WGL Holdings, Inc., the parent company of Washington Gas Light Company, from November 2000 to December 2010. She has broad business, government and public service experience and financial expertise from her service on the audit committees of a number of companies. Ms. Williams has served as a Gannett director since 1997 and we are grateful for her long-time dedication to Gannett and its shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Digital Technology Committee, Executive Committee, Executive Compensation Committee, and Nominating and Public Responsibility Committee. The current members of each committee are:

	Audit Committee	Digital Technology Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee

Craig A. Dubow		x	Chair

Howard D. Elias		x

Arthur H. Harper				x	Chair

John Jeffry Louis	x	Chair

Marjorie Magner	Chair		x	x

Scott K. McCune		x			x

Duncan M. McFarland	x		x	Chair

Donna E. Shalala		x			x

Neal Shapiro		x			x

Karen Hastie Williams	x			x

John Cody, who joined the Board in February 2011, has not yet been appointed to any Board committees.

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that Duncan M. McFarland is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met nine times in 2010.

DIGITAL TECHNOLOGY COMMITTEE

The Digital Technology Committee assists the Board of Directors in its oversight of the Company’s digital strategy and initiatives. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s digital strategy, operational plans and initiatives. This Committee met four times in 2010.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee did not meet in 2010.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee has overall responsibility for approving and evaluating the compensation plans, principles and programs of the Company. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s Chairman and CEO, President and Chief Operating Officer (COO) and other senior executives, including members of the Gannett Management Committee, the Gannett U.S. Community Publishing Operating Committee, the Gannett Broadcast Operating Committee and other Company and divisional officers. This Committee met six times in 2010.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for making grants of stock options (SOs) and restricted stock units (RSUs) to our senior executives. The Committee historically has delegated the authority for approving grants of SOs and RSUs to employees, other than our senior executives mentioned above, to the Chairman and CEO, within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior management level who are less familiar to the Committee.

In November 2007, the Committee hired independent consultant Pearl Meyer & Partners (“PM&P”) to advise on executive compensation matters. Under the terms of the Committee’s agreement with PM&P, the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact PM&P without any interaction from Company management. This ensures the independence of the Committee’s compensation consultant.

The PM&P consultant participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. In 2010, the PM&P consultant specifically provided the following services:

•	Participated in Committee executive sessions without management present to discuss CEO compensation and other relevant matters, including the appropriate relationship between pay and performance;

•

Provided advice to the Committee regarding other aspects of the Company’s executive compensation program, including plan design, best practices and other matters as requested by or on behalf of the Committee; and

•	Reviewed the compensation, discussion and analysis section of this Proxy Statement.

Beginning in early 2010, management retained Meridian Compensation Partners, LLC as its executive compensation consultant to assist it in analyzing total rewards practices and trends.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met three times in 2010.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy. The members of the Nominating and Public Responsibility Committee and Board of Directors complete an annual questionnaire assessing the effectiveness of the Committee’s performance, including the Committee’s process for identifying nominees who are qualified to become Board members in light of various factors set forth in the Committee’s charter, and then discuss the results of the questionnaire and their views of the Committee’s performance.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2012 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 24, 2012. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will not differ from the manner in which the Committee evaluates candidates recommended by other sources.

In addition to the criteria described above, the Company’s Principles of Corporate Governance require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 1,000 shares of Company stock upon joining the Board of Directors, and to increase their ownership to at least 10,000 shares within five years after joining the Board. Each director meets or exceeds the applicable share ownership requirement. The By-laws of the Company establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Digital Technology Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent registered public accounting firm. The Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2009 and 2010, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“E&Y”), billed the Company the following fees and expenses:

	2009	2010
Audit Fees(2)	$3,858,000	$3,280,000
Audited-Related Fees(3)	$99,000	$209,000
Tax Fees(4)	$969,000	$648,000
All Other Fees(5)	$0	$0

Total(1)	$4,926,000	$4,137,000

(1)	The total fees reflected above for 2009 and 2010 include amounts for CareerBuilder, LLC, in which the Company acquired a 50.8% controlling interest in September 2008. These fees total $573,000 and $440,000 for 2009 and 2010, respectively, and represent 100% of the amounts billed by E&Y related to services provided to CareerBuilder, LLC, although the Company’s actual share is 50.8% of the total CareerBuilder, LLC fees.

(2)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q, and statutory audits required internationally. Fees for CareerBuilder, LLC for audit services in 2009 and 2010 were $544,000 and $440,000, respectively.

(3)	Audit-Related Fees principally relate to professional services rendered in connection with the audits of employee benefit plans. All of these services were pre-approved by the Audit Committee as described below.

(4)	Tax Fees principally relate to tax planning services and advice in the U.S. and the U.K. CareerBuilder, LLC fees for these tax services in 2009 were $29,000. All of these services were pre-approved by the Audit Committee as described below.

(5)	No services were rendered during either 2009 or 2010 that would cause E&Y to bill the Company amounts constituting “All Other Fees.”

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all E&Y services periodically throughout the year and discusses such services with management and E&Y. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by E&Y to its Chair, Marjorie Magner. Ms. Magner may pre-approve up to $100,000 in services provided by E&Y, in the aggregate at any one time, without consultation with the full Audit Committee, provided she reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2010 audited financial statements, the Audit Committee received from E&Y written disclosures regarding E&Y’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between E&Y and the Company that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with E&Y various matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y to review and discuss the Company’s audited financial statements for the fiscal year ended December 26, 2010. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K covering the 2010 fiscal year, and the Board has approved that recommendation.

Audit Committee

Marjorie Magner, Chair

John Jeffry Louis

Duncan M. McFarland

Karen Hastie Williams

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 25, 2011. E&Y also served as the Company’s independent registered public accounting firm for our 2010 fiscal year. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2011 Annual Meeting. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of E&Y is expected to be present at the 2011 Annual Meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but may retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, which for the 2010 fiscal year consisted of: Craig A. Dubow (Chairman and CEO); Gracia C. Martore (President and COO); Paul N. Saleh (Senior Vice President and CFO); Robert J. Dickey (President/U.S. Community Publishing); David L. Hunke (President and Publisher/USA TODAY); and David T. Lougee (President/Broadcasting).

Guiding Principles

In making compensation decisions, the Committee is guided by the following principles:

•

Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to align closely the interests of our executives with those of our shareholders.

•	Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.”

•

Attract, retain and motivate—We are committed to attracting and retaining superior management talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•

Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. We expect our NEOs to increase their stock ownership until they reach a minimum guideline amount of five times their pay grade base salary range midpoint (shares acquired are valued at the market price of the stock on the date they were acquired, except that shares acquired before November 2008 are valued at the average market price of the stock between October 2000 and October 2008). We expect other key senior executives to increase their stock ownership until they reach a minimum guideline amount of two times their pay grade base salary range midpoint.

•

Pay competitively—We are committed, as a leader in our industry, to awarding compensation that both reflects our position in the market and is in line with that paid to executives holding similar positions at peer and comparable companies.

Recent Executive Compensation Policy Changes

In connection with a review of its executive compensation practices, on April 15, 2010, the Committee adopted a policy that (i) the Company will no longer include in new or materially amended agreements entered into by the Company with its executive officers (a) excise tax gross-ups with respect to payments contingent upon a change in control or (b) a modified single trigger for payments contingent upon a change in control, and (ii) any new participant in the Gannett Transitional Compensation Plan (TCP) on or after April 15, 2010, including Mr. Saleh, will not be entitled to the benefit of the TCP’s excise tax gross-up or modified single trigger provisions. However, participants in the TCP and executive officers who entered into agreements with the Company prior to April 15, 2010, including Mr. Dubow, Ms. Martore, Mr. Dickey, Mr. Hunke and Mr. Lougee, will be “grandfathered” and will continue to be entitled to the benefit of the excise tax gross-up and modified single trigger provisions in the TCP and such agreements.

Overview of Executive Compensation Program

The Company has designed an executive compensation program comprised of several components, as illustrated in the following table, and as more fully discussed in the pages that follow.

Program	Component	Description	Objective
Cash Compensation	Base Salary	Pay for service in executive role.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Annual cash bonus based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	Retention. To reward performance in attainment of individual and Company qualitative and quantitative performance goals.
Long-Term Incentives	Stock Options (SOs)	Long-term program consisting of SO grants with a four-year vesting period and an eight-year SO term.	To reward for increases in shareholder value and help align ownership interests of management with shareholders.
	Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment for a full four-year vesting period.	To retain and motivate executives in a challenging business environment and to reward for increases in shareholder value
Benefits and Perquisites		Executives participate in employee benefit plans available to most Company employees, including medical, life insurance, disability plans and receive certain other perquisites.

Employee benefit plans provide insurance protection for our executives and their families. Perquisites help minimize distractions from important initiatives, complement other compensation components, and enable the Company to attract and retain the best management talent.

Program	Component	Description	Objective
Post-Termination Pay	Gannett Supplemental Retirement Plan (SERP)

Retirement plan that allows certain executives to receive total retirement benefits in excess of those permitted under IRS limits. For most participants, SERP benefits were frozen in August 2008. Executives whose SERP benefits were not frozen accrue benefits at a rate that is one-third less than their pre-August 2008 accrual rate and do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

To provide for executive retirement benefits that cannot be provided under a tax-qualified retirement plan.
Gannett Deferred Compensation Plan (DCP)

Retirement plan that allows certain executives the opportunity to defer to future years all or part of their base salary and incentive bonus and, beginning in August 2008, to provide benefits in relation to pay while employed comparable to those available to other Company employees.

To allow certain executives to save towards retirement by deferring their own compensation and, beginning in August 2008, to provide for benefits that cannot be provided under the tax-qualified Gannett 401(k) Savings Plan (401(k) Plan) due to applicable IRS limits.

Gannett Transitional Compensation Plan (TCP)

Severance pay arrangement that provides payment in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of a change in control (the right to receive change in control severance benefits upon an executive’s voluntary election to terminate employment without good reason and within a specified window period following a change in control is referred to as a “modified single trigger provision”).

To provide assurance that the Company would retain top talent and have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of our NEOs and certain key executives for at least one year after a change in control.

Market Competitiveness: Peer Group and Comparable Group Analysis

Under the direction of our Chairman and CEO, President and COO, Senior VP/Human Resources and Vice President/Total Rewards, the Company collects market data of certain corporations annually to compare NEO compensation at our Company to that of our peer group of publishing and broadcasting companies (Peer Group), and to that of companies with revenues and ratios of profit to revenue comparable to ours (Comparable Group). These members of senior management use this and similar information to provide context for their compensation recommendations to the Committee.

2010 Peer Group

A. H. Belo Corporation	Media General, Inc.
Journal Communications, Inc.	The New York Times Company
Lee Enterprises, Inc.	The E.W. Scripps Company
The McClatchy Company

2010 Comparable Group

Advance Auto Parts Inc.	First American Financial Corporation	OGE Energy Corp.
AGCO Corporation	Flowserve Corporation	Pactiv Corporation
AGL Resources Inc.	F.N.B. Corporation	Peabody Energy Corporation
Alliance Data Systems Corporation	Fortune Brands, Inc.	Pitney Bowes Inc.
Argo Group International Holdings, Ltd.	Gap Inc.	Quest Diagnostics Incorporated
	Genzyme Corporation	Regal Entertainment Group
BB&T Corporation	Goodrich Corporation	Royal Caribbean Cruises Ltd.
Cablevision Systems Corporation	Hasbro, Inc.	R.R. Donnelley & Sons Company
Calpine Corporation	The Hershey Company	Scholastic Corporation
Campbell Soup Company	Hormel Foods Corporation	Southern Union Company
CBS Corporation	Mattel, Inc.	SuperMedia Inc.
The Clorox Company	McCormick & Company, Incorporated	Symantec Corporation
CMS Energy Corporation		Time Warner Cable Inc.
Comcast Corporation	McDermott International, Inc.	Time Warner Inc.
Cooper Industries plc	The McGraw-Hill Companies, Inc.	V. F. Corporation
DaVita Inc.	MeadWestvaco Corporation	Viacom Inc.
The DirecTV Group, Inc.	Mediacom Communications Corporation	The Walt Disney Company
Discovery Communications, Inc.		The Washington Post Company
DISH Network Corporation	Meredith Corporation	Watson Pharmaceuticals, Inc.
Dover Corporation	News Corporation	Wiley John & Sons, Inc.
Dr Pepper Snapple Group, Inc.	Nexen Inc.	Wisconsin Energy Corporation
EMCOR Group, Inc.	NII Holdings, Inc.	W.W. Grainger, Inc.
Enbridge Energy Partners, L.P.	NiSource Inc.	Wyndham Worldwide Corporation
Fidelity National Financial, Inc.	NSTAR

How Amounts and Types of Compensation are Determined

In determining NEO compensation, the Committee relies on its collective judgment of each NEO’s performance in light of the challenges confronting our core businesses and our progress toward achieving our strategic plan, which is focused on competing successfully in digital businesses.

Key performance indicators:    The Committee makes its determinations regarding NEO compensation by measuring each NEO’s progress against their key performance indicators (KPIs). KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of profit, product and people. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. Quantitative KPIs include, where appropriate, revenue and operating income goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. In addition, the Committee weighs subjective and objective information regarding our NEOs, including the complexity and responsibilities of the position, term of service, competitive alternatives in the marketplace, and internal pay equity. The CEO’s KPIs are heavily weighted toward the Company’s financial performance, long-term shareholder return, and the execution of a strategic plan that positions the Company for the future.

Base Salary

The Committee annually reviews the base salary of each NEO using a variety of factors, including:

•	the nature and responsibility of the NEO’s position, as reflected by the salary grade assigned to each NEO;

•	a comparison of NEO base salaries to ensure internal pay equity;

•	the competitiveness of the market for each NEO;

•

in the case of NEOs other than the CEO and COO, our CEO’s and COO’s recommendations based on their assessment of the achievement of each NEO’s KPIs during the prior year and expected future performance;

•	in the case of the COO, our CEO’s recommendation based on his assessment of the COO’s achievement of her KPIs during the prior year and expected future performance; and

•

in the case of the CEO, market data analyzed and organized into summary sheets comparing the elements and amounts of compensation paid by us to the median and averages among Peer Group and Comparable Group companies to provide context for CEO compensation decisions and the Committee’s assessment of the CEO’s achievement of his KPIs during the prior year and expected future performance.

Mr. Dubow’s minimum annual base salary under his employment contract is $1.2 million; however, Mr. Dubow voluntarily reduced his salary to $1 million in 2009, 2010 and 2011. Mr. Dubow has not received a base salary increase since January 2006. In connection with her February 1, 2010 promotion to President and COO, Ms. Martore’s annual base salary was increased to $950,000; however, Ms. Martore voluntarily reduced her salary to $900,000 in 2010 and 2011. If their employment terminates, Mr. Dubow’s and Ms. Martore’s benefits under their employment contracts, the SERP and certain other plans will be calculated assuming they did not voluntarily reduce their salaries. Mr. Lougee took a 6% voluntary permanent reduction in base salary in 2009. The Committee also accepted Mr. Dubow’s recommendation that the division presidents would not receive base salary increases in 2009, 2010 or 2011. The Committee agreed with management that these salary actions were appropriate in light of the challenges facing the Company’s businesses, including the uneven economic recoveries in the U.S. and the U.K., and their impact on advertising demand.

Based on these factors, the Committee set 2011 base salaries for our NEOs as follows:

Mr. Dubow	$1,000,000
Ms. Martore	$900,000
Mr. Saleh	$600,000
Mr. Dickey	$625,000
Mr. Hunke	$525,000
Mr. Lougee	$517,000

In January 2011, the Company announced an employee furlough program for its U.S Community Publishing division during the first quarter of 2011. Certain domestic employees—including Mr. Dickey—will be furloughed the equivalent of one work week during the quarter. During the furlough period, employees will not be paid and will not be permitted to work. Their benefits will not be interrupted. In addition, Mr. Dubow and Ms. Martore will take a reduction in base salary equivalent to a week’s furlough during the quarter. As a result of the salary reductions and furloughs, the base salaries for Mr. Dubow, Ms. Martore and Mr. Dickey reported in the table above will be reduced accordingly.

Executive Incentive Bonuses

All NEOs participate in our annual Executive Incentive Compensation Program (EICP), which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set at the beginning of the year. Awards under the EICP are determined at the sole discretion of the Committee. The Committee does not rely on any one particular objective, formula or financial metric in determining appropriate short-term incentives, but rather on what we consider to be value-added quantitative and qualitative goals in furtherance of our compensation principles. No NEO is guaranteed an award and, if performance is unsatisfactory, no bonus is paid under the EICP.

The Committee determined the amount of the EICP bonus pool at the end of the fiscal year based primarily on the Company’s financial performance during the year. The financial performance measures considered by the Committee include total revenues, operating income, net income attributable to Gannett Co., Inc., income from continuing operations, earnings per share, return on equity, operating cash flow, free cash flow, net income attributable to Gannett Co., Inc. as a percent of sales, dividends per share, dividend payout ratio, weighted average cost of capital, debt outstanding, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value, although no one measure is given greater weight than the others. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success. The Committee also evaluated the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business. The Committee also considered bonus guidelines for our NEOs developed by senior management. These guideline amounts are generally determined by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity among salary grades, the guideline amounts for the preceding year, the funds available for bonuses, and the financial performance measures described above.

The Committee considered the following accomplishments by the Company and its management team in 2010 in reaching its NEO bonus decisions:

•

Earnings from continuing operations per share (diluted):    $2.44 (excluding the net unfavorable impact of $0.09 per share for non-cash facility consolidation/asset impairment charges and workforce restructuring costs), up 32% from 2009.

•

Operating cash flow:    $1.3 billion (representing operating income increased by depreciation, intangible asset amortization, non-cash facility consolidation and asset impairment charges and workforce restructuring costs included in operations), an increase of 19% from 2009.

•

Free cash flow:    $816 million (representing net cash flow from operating activities decreased by property, plant and equipment purchases and payments for investments and increased by voluntary pension contributions, net of tax benefit, and proceeds from investments).

•	Operating cash flow margin: 23.6% (determined by dividing operating cash flow as described above by total revenues), up from 19.6% last year.

•

Return on equity:    30.1% [calculated by dividing the sum of income from continuing operations attributable to Gannett Co., Inc. plus earnings from discontinued operations (but excluding gains in 2010 on the disposals of discontinued operations) by average shareholders’ equity], up from 26.7% in 2009.

•	These financial results were among the best in our industry despite a very difficult economy.

•	We grew Company-wide digital revenues to approximately $1 billion, representing more than 18% of the Company’s total operating revenues for the year.

•

We issued $500 million of new bonds with maturities in 2015 and 2018 to repay borrowings outstanding under our revolving credit facilities and term loan and we amended and extended the maturity date of our revolving credit facilities in order to provide increased financial flexibility going forward and improve our already strong balance sheet.

•

We reduced our debt by $710 million in 2010 to $2.35 billion by year-end and reduced our senior leverage ratio to 1.97x, well below the 3.5x maximum senior leverage ratio permitted under our credit facilities.

•

We made significant voluntary cash contributions to the Gannett Retirement Plan totaling $130 million which, combined with the strong investment return on the plan’s assets in 2010, greatly improved the funded status of the plan at year-end.

•

The Company achieved substantial expense reductions through a variety of efforts, including continued centralization and consolidation efforts and salary freezes, positioning the Company for growth as economic conditions improve.

Based on the foregoing, the Committee awarded annual bonuses to our NEOs based on 2010 performance as follows.

Mr. Dubow	$1,750,000
Ms. Martore	$1,250,000
Mr. Saleh	$75,000
Mr. Dickey	$600,000
Mr. Hunke	$375,000
Mr. Lougee	$450,000

The Committee determined that these bonus amounts, which may vary from each NEO’s bonus guideline amount, were appropriate given their individual performance, which generally met or exceeded their KPIs, the performance of the Company, divisions and operations for which they are responsible, the Company’s financial performance, the Company’s progress toward its strategic goals, and the qualitative and other achievements noted in the discussion above, notwithstanding the challenges facing the Company’s businesses, including the uneven economic recoveries in the U.S. and the U.K. and their impact on advertising demand. In setting bonuses for NEOs other than Mr. Dubow and Ms. Martore, the Committee considered Mr. Dubow’s and Ms. Martore’s recommendations but exercised its own discretion in making final determinations. In setting Ms. Martore’s bonus, the Committee considered Mr. Dubow’s recommendation but exercised its own discretion in making its final determination. In setting Mr. Dubow’s bonus, the Committee made its own findings and determinations based on similar criteria described above used for our other NEOs. The bonus amount for Mr. Saleh was prorated based on his November 15, 2010 start date.

Long-Term Incentives

Our long-term incentives consist of stock options and restricted stock units. We use these awards to recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with the Company’s longer-term objectives, to drive shareholder return, to foster stock ownership and to promote retention.

SO and RSU Grants

The Company grants SOs because it believes SOs reward for increases in shareholder value, thus aligning our NEOs’ interests with those of our shareholders. Because a financial gain from SOs is only possible if the price of our stock increases over time, the Company believes SO grants encourage executives to focus on behaviors and initiatives intended to lead to an increase in the price of the Company’s stock over the eight-year term of the SOs, which benefits all shareholders. The Company grants RSUs because RSUs foster stock ownership and serve to retain our executives in a challenging business environment since they generally only vest based on continued employment with the Company over a full four-year vesting period. The four-year vesting period is longer than the three-year vesting period often used by companies for RSU grants. The Committee believes that imposing a longer vesting period for RSUs more closely aligns the interests of our executive officers with those of our shareholders because the value of the grant increases and decreases in line with the Company’s stock price for a longer time period.

Timing of Awards

RSU grants to NEOs are generally approved at the last Committee meeting of each year in December. The Committee generally makes its determinations with respect to SO grants to NEOs in February, allowing the Committee to factor into the SO awards our final operating results and to reward performance for the prior full fiscal year and provide appropriate long-term incentives for future years. In the case of each type of grant, the Company’s practice has been for the Committee to select a grant date to occur after the Committee meeting date if management is scheduled to make an analyst presentation shortly thereafter. This practice permits the market to absorb any material information that may be presented at an analyst conference before the applicable grant date. The aggregate grant date fair value of the SO grants to NEOs made in February 2011 is reflected in the Supplemental Compensation Table on page 31 and will be reported in the Summary Compensation Table of future Proxy Statements.

Key Terms of Awards

The exercise price of SO grants is set at fair market value on the grant date. The Company does not discount, backdate or spring-load SOs, grant SOs with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise SOs. SOs generally vest in four equal annual installments beginning on the first anniversary of the grant date and have eight-year terms. Vesting and exercise rights generally cease upon termination of employment except in the case of retirement (defined as at least 55 years of age with at least five years of service), disability or death. After retirement, disability or death, SOs continue to vest and generally will remain exercisable for the shorter of a three-year period or the original expiration date. RSUs generally vest on the fourth anniversary of the grant date based on continued employment with the Company through the vesting date. Executives are generally entitled to receive a prorated portion of their RSU grants upon retirement, disability or death. See “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” for special rules that apply to RSUs and SOs awarded to Mr. Dubow, Ms. Martore and Mr. Saleh.

Long-Term Equity Award Targets

The Committee considered long-term incentive equity award targets for each NEO position expressed as a percentage of base salary. These target amounts are generally divided by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity among salary grades, and an appropriate allocation of SOs and RSUs. Positions at higher salary grades have target amounts based on a higher percentage of base salary and weighted more heavily in favor of SOs, thereby putting a larger proportion of compensation at risk. In formulating a recommendation to the Committee of appropriate target amounts for each NEO position, our Chairman and CEO, President and COO, Senior VP/Human Resources and Vice President/Total Rewards evaluated market data at Peer Group and Comparable Group companies, stock-based compensation expense, the overall size of the long-term award pool, and the financial performance measures described in the Executive Incentive Bonuses section above.

Based on the foregoing, the Committee made RSU awards to our NEOs in December 2010 and SO awards to our NEOs in February 2011 based on 2010 performance as follows:

Executive	SOs	RSUs
Mr. Dubow	235,000	110,000
Ms. Martore	184,000	90,000
Mr. Saleh	125,000	50,000
Mr. Dickey	105,000	45,000
Mr. Hunke	61,000	30,000
Mr. Lougee	69,000	35,000

The Committee determined that these long-term equity awards, which may vary from each NEO’s SO and RSU target amounts, were appropriate given their individual performance, which generally met or exceeded their KPIs, the performance of the Company, divisions and operations for which they are responsible, the Company’s financial performance, the Company’s progress toward its strategic goals, and the qualitative and other achievements noted in the discussion of 2010 bonus awards, notwithstanding the challenges facing the Company’s businesses, including the uneven economic recoveries in the U.S. and the U.K. and their impact on advertising demand. In setting awards for NEOs other than Mr. Dubow and Ms. Martore, the Committee considered Mr. Dubow’s and Ms. Martore’s recommendations but exercised its own discretion in making final determinations. Mr. Saleh’s awards were made in connection with his hiring. In setting awards for Ms. Martore, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations. In setting awards for Mr. Dubow, the Committee made its own findings and determinations based on similar criteria described above used for our other NEOs.

Benefits and Perquisites

The Company’s NEOs are provided a limited number of perquisites (described in footnote 6 to the Summary Compensation Table), the primary purpose of which is to minimize distractions from the executives’ attention to important Company initiatives. In October 2010, the Company adopted a Key Executive Life Insurance Program (KELIP) under which, subject to the completion of underwriting by the insurance carrier, NEOs (other than Mr. Dubow and Ms. Martore who currently participate in a similar program) may participate during 2011. Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by the executives, which premiums are expected to range between approximately $25,000—$50,000 per participant in 2011. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55. The personal benefits and perquisites the Company provides to our NEOs are substantially the same as those offered to other senior executives, with the exception of certain perquisites that will be provided to

Mr. Dubow after his retirement under the terms of his employment contract. For additional information about these post-retirement benefits, see the perquisites discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Gannett Supplemental Retirement Plan (SERP). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (401(k) Plan), as well as a tax-advantaged Deferred Compensation Plan (DCP) and a Transitional Compensation Plan (TCP), which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing management stability and long-term commitment.

On August 1, 2008, as part of a comprehensive evaluation of its retirement program, the Company made significant changes to the GRP, SERP, 401(k) Plan and DCP. As discussed in greater detail below, on August 1, 2008, the following changes became effective:

•	The benefits for almost all participants in the GRP and SERP were frozen.

•

Participants whose benefits were frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. The Company also began making additional employer contributions to the 401(k) Plan and/or DCP on behalf of certain employees, including Mr. Lougee.

•

Certain employees, including Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, continued to accrue benefits under the SERP after August 1, 2008, but at a rate that is one-third less than the pre-August 1, 2008 rate. These employees do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s employees based in the United States. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of employment, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the DCP.

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefit for each of our NEOs is calculated under the post-1997 GRP provisions (except for Mr. Saleh who does not participate in the GRP). However, as noted below, Mr. Dubow’s, Ms. Martore’s, Mr. Dickey’s and Mr. Hunke’s SERP benefits are calculated under the pre-1998 GRP provisions. Each of the NEOs (other than Mr. Saleh who does not participate in the GRP) is fully vested in his or her GRP benefit as of December 26, 2010.

On August 1, 2008, the Gannett Retirement Plan was frozen such that most participants, including each of the NEOs (other than Mr. Saleh who does not participate in the GRP), ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Gannett Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan maintained to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans as well as imposes limits on the amount of benefits which can be paid. For some participants, including Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. Mr. Saleh is not a participant in the SERP and Mr. Lougee’s SERP benefit is calculated under the post-1997 GRP formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke. Mr. Dubow, Ms. Martore and Mr. Hunke are currently eligible for early retirement under the pre-1998 GRP formula that applies to them under the SERP; Mr. Dickey is not.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index. Mr. Lougee is the only NEO affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. As of December 26, 2010, Mr. Dubow, Ms. Martore and Mr. Hunke are fully vested in their SERP benefits, Mr. Lougee is not vested in his SERP benefit, and Mr. Dickey is partially vested in his SERP benefit.

Gannett 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States can participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. Under the new formula, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Mr. Saleh and Mr. Lougee receive matching contributions under the new formula, and the other NEOs receive matching contributions under the old formula. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees, but none of the NEOs. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service.

Gannett Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee. The investment options available to our NEOs under the DCP are generally the same as those available to all employee-participants under the 401(k) Plan.

Effective August 1, 2008, the DCP was amended to provide for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Mr. Lougee will be credited with Company contributions to the DCP based on his 2010 compensation in excess of the Internal Revenue Code compensation limit, and Mr. Lougee is immediately vested in such contributions when they are made. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, do not receive Company contributions under the DCP. Mr. Saleh will be eligible to receive Company contributions under the DCP for 2011.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Gannett Transitional Compensation Plan (TCP)

The TCP provides severance pay upon a change in control of the Company for all NEOs. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of the change in control.

The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and promotes the retention and continuity of our NEOs and certain key executives for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Recoupment

The Company includes a “claw back” provision in its SO awards requiring repayment of all profit realized during the twelve-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated. The claw back applies if the restatement occurred because of the grantee’s misconduct or the grantee is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and its three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including SOs and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. For example, in February 2010, the Committee established a limit on NEO annual bonuses based on a percentage of the Company’s operating cash flow for the purpose of preserving their deductibility under Section 162(m). However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2010, approximately $220,000 of the compensation paid to Mr. Dubow was not deductible under Section 162(m).

TOTAL DIRECT COMPENSATION

While it is responsible for evaluating all of our Company’s compensation policies and practices, the Committee focuses its annual efforts on assessing the total direct compensation paid to our NEOs and ensuring that these amounts are appropriate in relation to our performance and the performance of each NEO in achieving or exceeding his or her KPIs. The Committee’s decision-making cycle for each year starts in December of the prior year, when base salaries for the upcoming year are determined. RSU awards are then made the following December, once much of the year’s performance has occurred. The cycle concludes in February of the following year, when annual bonus and SO awards are made to reward performance for the completed prior fiscal year and, on the basis of such performance, to provide appropriate long term incentives to our NEOs. SO awards are also made in February to ensure that the market has fully absorbed the announced results of the full fiscal year to which the awards relate. The Committee believes that the grant date fair value of the SO awards made each February is appropriately viewed as an element of the total direct compensation of each NEO earned in respect of his or her performance in the prior fiscal year.

The Supplemental Compensation Table below shows each NEO’s total direct compensation for each of the past three years. We believe this Table offers a useful view of the Committee’s determinations of total direct compensation for all parts of its decision-making cycle in respect of each year, and accurately reflects the results of the Committee’s efforts to tie our NEOs’ pay to their performance in each year presented.

This Supplemental Compensation Table is not intended to be a substitute for the Summary Compensation Table which appears on page 33. The Supplemental Compensation Table differs from the Summary Compensation Table in two key respects:

•

In the “Option Awards” column, the Supplemental Compensation Table shows the grant date fair value of SO awards made in respect of the service year to which the award relates (instead of the calendar year in which the award is granted, which is the presentation required in the Summary Compensation Table); and

•

The Supplemental Compensation Table excludes amounts relating to Change in Pension Value and Non-Qualified Deferred Compensation Earnings because these items are not factored into the Committee’s annual decisions on NEO compensation.

SUPPLEMENTAL COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total Direct Compensation ($)
Craig A. Dubow (Chairman and CEO)	2010	980,769	1,750,000	1,657,700	1,844,750	159,465	6,392,684
	2009	942,308	1,450,000	1,255,000	3,379,200	173,850	7,200,358
	2008	1,166,667	875,000	132,000	585,000	150,902	2,909,569

Gracia C. Martore (President and COO)	2010	866,026	1,250,000	1,718,050	1,444,400	110,652	5,389,128
	2009	659,615	950,000	1,054,200	2,818,000	104,056	5,585,871
	2008	700,000	300,000	69,564	234,000	100,572	1,404,136

Paul N. Saleh (Senior Vice President and CFO)	2010	77,692	225,000	1,536,750	981,250	4,608	2,825,300

Robert J. Dickey (President/USCP)	2010	612,981	600,000	678,150	824,250	69,732	2,785,113
	2009	588,942	410,000	376,500	844,800	70,734	2,290,976
	2008	588,000	360,000	188,546	140,400	418,788	1,695,734

David L. Hunke (President and Publisher/USA TODAY)	2010	514,904	375,000	452,100	478,850	97,107	1,917,961
	2009	463,141	355,000	307,250	520,960	405,711	2,052,062

David T. Lougee (President/Broadcasting)	2010	517,020	450,000	527,450	541,650	100,707	2,136,827
	2009	501,790	300,000	276,100	563,200	77,482	1,718,572
	2008	550,000	245,000	60,978	99,450	88,919	1,044,347

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2010 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Duncan M. McFarland, Chair

Arthur H. Harper

Marjorie Magner

Karen Hastie Williams

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Craig A. Dubow (Chairman and CEO)	2010	980,769	1,750,000	1,657,700	3,379,200	1,477,915	159,465	9,405,049
	2009	942,308	1,450,000	1,255,000	585,000	292,534	173,850	4,698,692
	2008	1,166,667	875,000	132,000	817,800	0	150,902	3,142,369

Gracia C. Martore (President and COO)	2010	866,026	1,250,000	1,718,050	2,818,000	1,413,218	110,652	8,175,946
	2009	659,615	950,000	1,054,200	234,000	1,016,323	104,056	4,018,194
	2008	700,000	300,000	69,564	215,760	0	100,572	1,385,896

Paul N. Saleh (Senior Vice President and CFO)	2010	77,692	225,000	1,536,750	1,080,000	0	4,608	2,924,050

Robert J. Dickey (President/USCP)	2010	612,981	600,000	678,150	844,800	642,117	69,732	3,447,780
	2009	588,942	410,000	376,500	140,400	350,015	70,734	1,936,591
	2008	588,000	360,000	188,546	125,580	259,261	418,788	1,940,175

David L. Hunke (President and Publisher/USA TODAY)	2010	514,904	375,000	452,100	520,960	531,694	97,107	2,491,765
	2009	463,141	355,000	307,250	73,800	249,759	405,711	1,854,661

David T. Lougee (President/Broadcasting)	2010	517,020	450,000	527,450	563,200	6,719	100,707	2,165,096
	2009	501,790	300,000	276,100	99,450	3,845	77,482	1,258,667
	2008	550,000	245,000	60,978	87,000	42,754	88,919	1,074,651

(1)	Mr. Dubow voluntarily reduced his base salary from the $1.2 million minimum provided in his employment contract to $1 million beginning November 1, 2008 and continuing through 2010. Ms. Martore received an increase in base salary to $950,000 in connection with her promotion to President and Chief Operating Officer in February 2010; however, she voluntarily reduced it to $900,000. She continued to serve as Chief Financial Officer until November 2010. Mr. Saleh joined Gannett as Senior Vice President and Chief Financial Officer in November 2010. Mr. Dickey received an increase in base salary in connection with his promotion to President/USCP in February 2008. Mr. Hunke received an increase in base salary in connection with his promotion to President and Publisher/USA TODAY in April 2009. Mr. Lougee took a 6% voluntary permanent reduction in base salary beginning in 2009. The amounts reported in this column for 2010 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (almost 2%) for Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke. The amounts reported in this column for 2009 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of (i) three weeks’ salary (almost 6%) for Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Lougee, and (ii) two weeks’ salary (almost 4%) for Mr. Hunke.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. The amount reported in this column for Mr. Saleh in 2010 includes a $150,000 sign-on bonus in connection with his appointment as the Company’s Senior Vice President and Chief Financial Officer.

(3)	Amounts in this column represent the aggregate grant date fair value of RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 11 to the Company’s 2010 audited financial statements.

(4)	Amounts in this column represent the aggregate grant date fair value of SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2010 audited financial statements.

(5)	Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. The 2008 amounts shown for Mr. Dubow and Ms. Martore do not reflect the year over year decrease in the aggregate value of their pensions of $595,237 and $232,528, respectively. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. For example, during 2010, the accounting discount rates for the GRP and the SERP reporting decreased, leading to an increase in the pension values. The amount shown for Mr. Saleh reflects the fact that he does not participate in the GRP or the SERP.

(6)	Amounts for 2010 reported in this column include (i) annual life insurance premiums paid by the Company for Mr. Dubow in the amount of $52,090 and for Ms. Martore in the amount of $29,450; (ii) a matching contribution of $7,350 to each NEO’s 401(k) account other than Mr. Saleh and Mr. Lougee who received matching contributions of $2,500 and $12,250 to their respective 401(k) accounts; (iii) a Company contribution into Mr. Lougee’s DCP account in the amount of $28,601 (for an explanation of this payment, see discussion of the Deferred Compensation Plan beginning on page 29); (iv) premiums paid by the Company for supplemental medical coverage; (v) Company-provided automobile, (vi) occasional personal use of Company aircraft; (vii) Company-provided lunch during working hours, as needed; (viii) legal and financial services; (ix) payment to Mr. Hunke in the amount of $19,473 to reimburse him for closing costs incurred as a result of the purchase of his new residence in connection with his relocation to USA TODAY headquarters following his promotion to President and Publisher of USA TODAY in 2009 and a tax gross-up payment in the amount of $13,084 to Mr. Hunke in respect of that relocation benefit, each as provided under the Company’s relocation policy applicable to management employees generally; (x) Gannett Foundation grants to eligible charities recommended by each NEO (other than Mr. Saleh) of up to $15,000 annually; and (xi) premiums paid by the Company for travel accident insurance. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Mr. Dubow	2/24/10	2/23/10		480,000	15.00	3,379,200
	12/10/10	12/7/10	110,000			1,657,700

Ms. Martore	2/2/10	1/29/10		100,000	15.08	706,000
	2/2/10	1/29/10	25,000			361,750
	2/24/10	2/23/10		300,000	15.00	2,112,000
	12/10/10	12/7/10	90,000			1,356,300

Mr. Saleh	11/15/10	10/25/10		180,000	12.67	1,080,000
	11/15/10	10/25/10	65,000			783,250
	12/10/10	12/7/10	50,000			753,500

Mr. Dickey	2/24/10	2/23/10		120,000	15.00	844,800
	12/10/10	12/7/10	45,000			678,150

Mr. Hunke	2/24/10	2/23/10		74,000	15.00	520,960
	12/10/10	12/7/10	30,000			452,100

Mr. Lougee	2/24/10	2/23/10		80,000	15.00	563,200
	12/10/10	12/7/10	35,000			527,450

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.

(2)	The RSU grants reported in this column generally vest in full on the fourth anniversary of the grant date, at which time each officer will receive an equivalent number of shares of Company stock. If an individual retires after attaining age 55 and completing five years of service before the fourth anniversary of the grant date, the shares underlying the award generally are issued on a pro rata basis.

(3)	The SOs reported in this column as granted in February 2010 generally vest in four equal annual installments beginning on February 24, 2011 and will expire on February 23, 2018, however, the SOs granted to Ms. Martore on February 2, 2010 vest in four equal annual installments beginning on December 11, 2010 and will expire on December 11, 2017. The SOs granted to Mr. Saleh in November 2010 vest in four equal annual installments beginning on December 10, 2011 and will expire on December 10, 2018. The SOs and RSUs granted to Mr. Saleh in November 2010 were one-time awards related to his hiring.

(4)	These SOs have an exercise price equal to the closing price of the Company’s stock on the grant date.

(5)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in note 11 to the Company’s 2010 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE

GRANTS OF PLAN-BASED AWARDS TABLE

Mr. Dubow

In February 2007, the Company entered into an employment contract with Mr. Dubow. The contract provides for a rolling three-year term until such time as either Mr. Dubow or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During his employment, Mr. Dubow is entitled to receive an annual base salary of $1.2 million or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. (Mr. Dubow voluntarily reduced his base salary to $1 million in 2009, 2010 and again in 2011; however, in the event Mr. Dubow is terminated, his benefits under his employment contract, the SERP and certain other plans will be calculated assuming he did not voluntarily reduce his salary.) All SOs and RSUs granted to Mr. Dubow will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such termination, will remain exercisable for the lesser of the remaining term or four years. Also, upon termination of employment prior to his 58th birthday, other than by the Company for “good cause,” by Mr. Dubow without “good reason,” as a result of death or by reason of Mr. Dubow failing to renew his term of employment, Mr. Dubow’s SERP benefit would reflect service credit as if he had remained employed through his 58th birthday and compensation during the additional service period shall be assumed equal to his annual base salary at the time of termination, before reflecting any voluntary reductions in salary, plus the greater of (1) his most recent incentive bonus or (2) the average of his three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about Mr. Dubow’s post-employment benefits.

Ms. Martore

In February 2007, the Company entered into an employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. (Ms. Martore’s current base salary is $950,000; however, she voluntarily reduced it to $900,000 in 2010 and again in 2011. In the event Ms. Martore is terminated, her benefits under her employment agreement, the SERP and certain other plans will be calculated assuming that she did not voluntarily reduce her base salary.) All SOs and RSUs granted to Ms. Martore will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such termination, will remain exercisable for the lesser of the remaining term or three years. Also, upon termination of employment prior to her 60th birthday, other than by the Company for “good cause,” by Ms. Martore without “good reason,” as a result of death or by reason of Ms. Martore failing to renew her term of employment, Ms. Martore’s SERP benefit would reflect service credit as if she had remained employed through her 60th birthday and compensation during the additional service period shall be assumed equal to her annual base salary at the time of termination, before reflecting any voluntary reductions in salary, plus the greater of (1) her most recent incentive bonus or (2) the average of her three most recent incentive bonuses. Ms. Martore will turn 60 in September 2011. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Martore’s post-employment benefits.

Mr. Saleh

In November 2010, Mr. Saleh was appointed the Company’s Senior Vice President and Chief Financial Officer. In connection with his appointment, Mr. Saleh received a signing bonus of $150,000 and was granted SOs to purchase 180,000 shares of the Company’s common stock and 65,000 RSUs. Each of these grants was subject to the Company’s standard vesting schedule, except that the SOs and RSUs that Mr. Saleh received on November 15, 2010 (but not subsequent SO and RSU grants) will immediately vest in full and those SOs will remain exercisable for the lesser of the remaining term or three years if the Company terminates Mr. Saleh’s employment without “good cause” as defined in his termination benefits agreement. See also the “Other Potential Post-Employment Payments” section for more information about Mr. Saleh’s post-employment benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Dubow	70,000			69.35	12/2/2011
	80,000			70.21	12/3/2012
	77,000			87.33	12/12/2013
	69,000			80.90	12/10/2012
	225,000			71.94	12/10/2012
	200,000			60.29	12/9/2013
	225,000	75,000	(1)	61.26	2/27/2015
	117,500	117,500	(2)	31.75	2/26/2016
	125,000	375,000	(3)	3.75	2/24/2017
		480,000	(4)	15.00	2/23/2018
						35,000	(5)	540,050
						100,000	(6)	1,543,000
						100,000	(7)	1,543,000
						110,000	(8)	1,697,300
Ms. Martore	40,000			69.35	12/2/2011
	48,000			70.21	12/3/2012
	10,000			75.30	12/3/2012
	60,000			87.33	12/12/2013
	56,000			80.90	12/10/2012
	51,000			60.29	12/9/2013
	35,000			55.99	12/9/2013
	47,250	15,750	(1)	61.26	2/27/2015
	31,000	31,000	(2)	31.75	2/26/2016
	50,000	150,000	(3)	3.75	2/24/2017
	25,000	75,000	(9)	15.08	12/11/2017
		300,000	(4)	15.00	2/23/2018
						20,000	(5)	308,600
						52,700	(6)	813,161
						84,000	(7)	1,296,120
						25,000	(7)	385,750
						90,000	(8)	1,388,700
Mr. Saleh		180,000	(10)	12.67	12/10/2018
						65,000	(8)	1,002,950
						50,000	(8)	771,500
Mr. Dickey	1,100			69.35	12/04/2011
	12,500			69.35	12/02/2011
	14,500			70.21	12/03/2012
	13,000			87.33	12/12/2013
	11,000			80.90	12/10/2012
	7,500			63.86	12/10/2012
	33,000			60.29	12/09/2013
	15,000	5,000	(1)	61.26	2/27/2015
	10,000	10,000	(2)	31.75	2/26/2016
	13,500	4,500	(11)	29.98	12/7/2015

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	30,000	90,000	(3)	3.75	2/24/2017
		120,000	(4)	15.00	2/23/2018
						3,600	(5)	55,548
						7,000	(5)	108,010
						22,300	(6)	344,089
						30,000	(7)	462,900
						45,000	(8)	694,350
Mr. Hunke	1,500			69.35	12/4/2011
	22,000			69.35	12/2/2011
	24,000			70.21	12/3/2012
	22,000			87.33	12/12/2013
	19,000			80.90	12/10/2012
	13,500			60.29	12/9/2013
	11,500			59.96	12/8/2014
	4,950	1,650	(11)	35.84	12/7/2015
	9,750	9,750	(12)	7.53	12/12/2016
	22,500	22,500	(12)	4.37	12/12/2016
		74,000	(4)	15.00	2/23/2018
						300	(13)	4,629
						1,850	(5)	28,546
						4,300	(6)	66,349
						15,000	(14)	231,450
						20,000	(7)	308,600
						30,000	(8)	462,900
Mr. Lougee	12,000			48.14	12/8/2014
	12,500	12,500	(2)	31.75	2/26/2016
		63,750	(3)	3.75	2/24/2017
		80,000	(4)	15.00	2/23/2018
						4,000	(5)	61,720
						13,800	(6)	212,934
						22,000	(7)	339,460
						35,000	(8)	540,050

(1)	The unvested portion of these SOs will vest on February 28, 2011.

(2)	The unvested portion of these SOs will vest in two equal annual installments beginning February 27, 2011.

(3)	The unvested portion of these SOs will vest in three equal annual installments beginning February 25, 2011.

(4)	The unvested portion of these SOs will vest in four equal annual installments beginning February 24, 2011.

(5)	These RSUs will vest on December 7, 2011. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.43, the closing price of a share of Company stock on December 23, 2010. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)	These RSUs will vest on December 12, 2012. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.43, the closing price of a share of Company stock on December 23, 2010. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(7)	These RSUs will vest on December 11, 2013. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.43, the closing price of a share of Company stock on December 23, 2010. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(8)	These RSUs will vest on December 10, 2014. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.43, the closing price of a share of Company stock on December 23, 2010. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(9)	The unvested portion of these SOs will vest in three equal installments beginning December 11, 2010.

(10)	The unvested portion of these SOs will vest in four equal installments beginning December 10, 2011.

(11)	The unvested portion of these SOs will vest on December 7, 2011.

(12)	The unvested portion of these SOs will vest in two equal installments beginning December 12, 2011.

(13)	These RSUs will vest on March 1, 2011. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.43, the closing price of a share of Company stock on December 23, 2010. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(14)	These RSUs will vest on May 1, 2013. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.43, the closing price of a share of Company stock on December 23, 2010. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Craig A. Dubow	0	0	10,000	(1)	157,800
Gracia C. Martore	0	0	6,000	(1)	94,680
Paul N. Saleh	0	0	0		0
Robert J. Dickey	0	0	5,200	(2)	67,536
David L. Hunke	0	0	800	(1)	12,624
David T. Lougee	21,250	275,090	9,000	(1)	142,020

(1)	These RSUs vested in their entirety on December 8, 2010, the fourth anniversary of their December 8, 2006 grant date, except in the case of Mr. Lougee, whose RSUs had a July 30, 2007 grant date. The NEOs continue to retain ownership of the vested shares (less the number of shares held back to pay withholding taxes).

(2)	4,000 of these RSUs vested in their entirety on October 23, 2010, the fourth anniversary of their October 23, 2006 grant date, and the remaining 1,200 of these RSUs vested in their entirety on December 8, 2010, the fourth anniversary of their December 8, 2006 grant date. Mr. Dickey continues to retain ownership of the vested shares (less the number of shares held back to pay withholding taxes).

(3)	These amounts equal the product of the number of vested shares multiplied by the closing price of a share of Company stock on the vesting date.

PENSION BENEFITS

The table below shows the actuarial present value as of December 26, 2010 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Supplemental Retirement Plan, or SERP, in each case, determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The assumed retirement age reflected below is age 65 for Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, and age 55 for Mr. Lougee under the SERP but is immediate with respect to the GRP for all NEOs. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Mr. Saleh does not participate in the GRP or the SERP.

Amounts shown in the table below give effect to additional service credit for each of Mr. Dubow and Ms. Martore, as provided under their employment contracts. If the additional service period extends service beyond the executive’s actual termination date, compensation during the additional service period is assumed equal to the executive’s annual base salary (but no less than the minimum contractually provided base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) plus the greater of (1) the executive’s most recent incentive bonus or (2) the average of the executive’s three most recent incentive bonuses. However, if the executive’s employment were terminated by the Company for “good cause,” by the executive without “good reason,” as a result of death, or by reason of the executive failing to extend the employment contract, their respective actual periods of credited service under the SERP and present value of accumulated benefits under the SERP would be reduced to 29.08 years and $8,640,583 in the case of Mr. Dubow; and 25.67 years and $5,136,046 in the case of Ms. Martore.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Dubow	GRP	26.67	429,598	0
	SERP	30.92	9,028,241	0

Ms. Martore	GRP	23.25	524,341	0
	SERP	26.42	5,804,502	0

Mr. Dickey	GRP	18.75	279,489	0
	SERP	21.17	1,729,739	0

Mr. Hunke	GRP	15.92	267,267	0
	SERP	18.33	1,602,310	0

Mr. Lougee	GRP	6.58	71,333	0
	SERP	6.58	61,588	0

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate earnings in Last FY ($)(2)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE ($)
Mr. Dubow	0	0		(505)	0	293,236

Ms. Martore	0	0		219,177	46,303	2,450,884

Mr. Saleh	0	0		0	0	0

Mr. Dickey	0	0		0	0	0

Mr. Hunke	0	0		0	0	0

Mr. Lougee	0	28,601	(1)	13,452	0	101,950	(1)

(1)	The Company makes contributions to the DCP in the form of Company stock on behalf of Mr. Lougee in an amount equal to 5% of his compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Company contributions are distributed in cash. The amounts shown in these columns reflect the Company contribution made in February 2011 for services provided by Mr. Lougee in 2010.

(2)	The amount shown for Mr. Dubow reflects negative earnings (losses) during the Company’s 2010 fiscal year.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 26, 2010. In presenting this disclosure, we describe amounts earned through December 26, 2010, taking into account, where applicable, bonuses paid in 2011 but earned as a result of 2010 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would be paid out to the executives upon their termination, had it occurred on December 26, 2010. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement or post-termination benefits that currently include the following:

•	Pension. The vested portions of the executive’s GRP and SERP benefits are payable at the date of termination, in the case of the GRP, and at the later of the termination date or the date the executive reaches age 55, in the case of the SERP. Further, in the case of retirement or voluntary termination, Mr. Dubow and Ms. Martore would not receive the additional service credits under the SERP provided for in their employment contracts.

•

RSUs and SOs.    Executives who retire or voluntarily terminate after attaining age 55 and completing five years of service are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. The SOs of executives who retire or voluntarily terminate after attaining age 55 and completing five years of service continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contracts with Mr. Dubow and Ms. Martore provide that, upon these executives’ termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore under their Employment Contracts”), all SOs and RSUs granted to them would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or four years, in the case of Mr. Dubow, or three years, in the case of Ms. Martore. Executives who voluntarily terminate before attaining age 55 and completing five years of service forfeit all unvested RSUs and SOs.

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Mr. Dubow ($)		Ms. Martore ($)	Mr. Saleh ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Lougee ($)
Pension	11,121,157		6,674,459	0	(3)	362,603	2,209,707	71,333
Stock Options	6,046,400		2,500,000	0		0	675,615	0
Restricted Stock Units	5,323,350		4,192,331	0		0	227,786	0
TOTAL(1)	22,490,907	(2)	13,366,790	0		362,603	3,113,108	71,333

(1)

In addition to the amounts reported in this table, our NEOs receive certain post-retirement perquisites. Mr. Dubow and Ms. Martore own universal life insurance policies each with a face amount equal to 100% of the sum of two times salary and last bonus plus $300,000 for Mr. Dubow and $200,000 for Ms. Martore. The face amount of Mr. Dubow’s and Ms. Martore’s policies will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time the executive reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of these premiums ranges from $25,000—$50,000 per executive per year but are subject to variance pursuant to customary insurance underwriting procedures. All NEOs receive the following post-retirement perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) supplemental medical insurance coverage for the executive and his or her family; and (iv) generally permitted to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. As of December 26, 2010, Mr. Saleh, Mr. Dickey and Mr. Lougee have not satisfied the age and service requirements to receive these benefits, and Mr. Dubow, Ms. Martore and Mr. Hunke have the right to receive these benefits. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be approximately $25,000 for each NEO who is eligible to receive them. Except as otherwise provided with respect to Mr. Dubow, the Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives.

(2)	In addition to the benefits described in footnote 1 to this table, Mr. Dubow would receive the following additional perquisites under his employment contract following his voluntary termination or retirement: (i) a Medicare supplement and reimbursement for the cost of Medicare Part B coverage, beginning at age 65 and continuing for life; (ii) legal and financial counseling services on the same basis as available to an active executive at the time his employment terminates, for three years after his employment terminates, at an estimated incremental cost to the Company of approximately $25,000 annually; (iii) use of Company aircraft for three years after his employment terminates, at times not inconveniencing the Company, the cost of which would be reimbursed by Mr. Dubow at the Company’s then-effective incremental hourly rate; (iv) ownership of existing home office equipment would be transferred to Mr. Dubow; (v) home computer assistance, for three years after his employment terminates; (vi) use of an office, secretarial assistance and access to Company facilities at no charge for three years after his employment terminates; and (vii) access, for three years after his employment terminates, to one country club selected by Mr. Dubow of which the Company is a member at the time of his retirement and to which Mr. Dubow had access during the time of his employment, the usage cost of which would be paid by Mr. Dubow. These post-retirement perquisites would terminate in the event that Mr. Dubow provides competitive services to a competitor of the Company, as described in his employment contract. We estimate annual incremental costs to the Company associated with these perquisites of approximately $50,000.

(3)	The amount shown for Mr. Saleh reflects the fact that he does not participate in the GRP or the SERP.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP benefits. The executive’s vested benefit under the GRP would be payable to an eligible spouse at the date of death. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Life insurance.    Death benefits are payable under individual policies maintained by the Company and owned by Mr. Dubow and Ms. Martore in the amounts shown in the table below. Mr. Dickey, Mr. Hunke and Mr. Lougee participate in the Company’s group life insurance program applicable to all employees which provides for a benefit of one times base salary and last annual bonus. Mr. Saleh is eligible to participate in the Company’s group life insurance program applicable to all employees and will commence participation in the plan on March 1, 2011 (when he has satisfied the waiting period requirement).

Potential Payment Obligation Upon Death

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Saleh ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Lougee ($)
Pension	11,121,157		6,674,459		0	(4)	362,603	2,209,707	71,333
Stock Options	6,046,400	(1)	2,500,000	(1)	372,600		1,440,300	675,615	770,400
Restricted Stock Units	5,323,350	(1)	4,192,331	(1)	20,895		410,438	227,786	237,622
Life Insurance	6,200,000		2,729,000		0	(5)	1,225,000	900,000	967,000
Additional Death Benefit	5,900,000	(2)	4,400,000	(2)	—		—	—	—
TOTAL(3)	34,590,907		20,495,790		393,495		3,438,341	4,013,108	2,046,355

(1)	Pursuant to their employment contracts, upon a termination of employment as a result of death, the estates of Mr. Dubow and Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to their employment contracts, upon a termination of employment as a result of death, the estates of Mr. Dubow and Ms. Martore would be entitled to a lump sum cash payment in an amount equal to two times the sum of (a) the executive’s base salary as of the date of death (but no less than the minimum contractually provided base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) and (b) the greater of (i) the amount of the executive’s annual bonus earned with respect to the year ended prior to the year of death, or (ii) the average of the executive’s three most recent annual bonuses as of the date of death.

(3)	In addition to the amounts reported in this table, the Company would continue to provide supplemental medical insurance coverage for the executive’s eligible dependents in addition to the regular post-retirement medical insurance coverage available to the NEOs on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $8,000 for each of the NEOs.

(4)	The amount shown for Mr. Saleh reflects the fact that he does not participate in the GRP or the SERP.

(5)	The amount shown for Mr. Saleh reflects the fact that as of December 26, 2010 he was not eligible to participate in the Company’s group life insurance program applicable to all employees. Mr. Saleh will commence participation in the plan on March 1, 2011 (when he has satisfied the waiting period requirement).

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon termination of employment, but not prior to age 55. In the case of termination for reason of disability, Mr. Dubow and Ms. Martore would receive the additional service credits under the SERP as provided for in their employment contracts. Compensation during the additional service period for Mr. Dubow and Ms. Martore would be assumed equal to the annual base salary (but no less than the minimum contractually provided base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) plus the greater of (1) the most recent incentive bonus or (2) the average of the three most recent incentive bonuses. The GRP benefit and the SERP benefit for each of Mr. Dickey, Mr. Hunke and Mr. Lougee, would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable for the lesser of the remaining term or three years.

•

Disability Benefits.    Mr. Dubow and Ms. Martore are entitled to disability benefits under their employment contracts in the event that the Company terminates them due to a disability that the Company’s Board of Directors determines has incapacitated them or can reasonably be expected to incapacitate them from performing their duties for six months, but does not qualify them to be entitled to receive disability benefits under the Company’s disability plans applicable to all employees at the time of their termination. Under such circumstances, Mr. Dubow and Ms. Martore are entitled to a disability benefit equal to the benefit they would have been entitled to receive under the Company’s disability plans applicable to all employees if they had qualified for such benefits. This benefit is subject to certain conditions, limitations and offsets, including an offset for any benefit the executive becomes eligible to receive under the Company’s disability plans applicable to all employees. In the event that Mr. Dickey, Mr. Hunke and Mr. Lougee become disabled they would be entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits. For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% of the executive’s pre-disability compensation. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. Mr. Saleh is eligible to participate in the Company’s disability plans applicable to all employees and will commence participation in the plan on November 15, 2011 (when he has satisfied the waiting period requirement).

Potential Payment Obligation Upon Disability

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Saleh ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Lougee ($)
Pension	12,925,343		8,503,136		0	(5)	362,603	2,209,707	71,333
Stock Options	6,046,400	(1)	2,500,000	(1)	372,600		1,440,300	675,615	770,400
Restricted Stock Units	5,323,350	(1)	4,192,331	(1)	20,895		410,438	227,786	237,622
Disability Benefits(2)	6,893,943		3,984,546		0	(6)	6,434,288	2,328,582	5,743,954
Additional Disability Benefits	5,900,000	(3)	4,400,000	(3)	—		—	—	—
TOTAL(4)	37,089,036		23,580,013		393,495		8,647,629	5,441,690	6,823,309

(1)	Pursuant to their employment contracts, SOs and RSUs granted to Mr. Dubow and Ms. Martore would vest in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	In the event of a disability, each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 26, 2010 and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

(3)

Pursuant to their employment contracts, upon a termination of employment as a result of disability, Mr. Dubow and Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) the executive’s base salary as of the date of termination (but no less than the minimum contractually provided for base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) and (b) the greater of (i) the amount of the executive’s annual bonus earned with respect to the year ended prior to the year of termination, or (ii) the average of the executive’s three most recent annual bonuses as of the date of termination.

(4)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(5)	The amount shown for Mr. Saleh reflects the fact that he does not participate in the GRP or the SERP.

(6)	The amount shown for Mr. Saleh reflects the fact that as of December 26, 2010 he was not eligible to participate in the Company’s disability plans applicable to all employees. Mr. Saleh will commence participation in the plan on November 15, 2011 (when he has satisfied the waiting period requirement).

Change in Control

The Company has a Transitional Compensation Plan (TCP) to assure the Company would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the TCP provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason” or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily. Mr. Saleh is the only NEO who first participated in the TCP on or after April 15, 2010.

Following is a summary of several key terms of the TCP:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination:

(1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 26, 2010, the severance periods for Mr. Dubow, Ms. Martore, Mr. Saleh, Mr. Dickey, Mr. Hunke, and Mr. Lougee are 36, 36, 24, 36, 36 and 24 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•

Pension.    In addition to their vested GRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received (disregarding any voluntary pay reductions) with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. Mr. Lougee’s SERP benefit was subject to the service and pay freeze as of August 1, 2008, and is not currently vested. The TCP would provide Mr. Lougee with immediate vesting in the benefit upon the termination of his employment. It would also provide Mr. Lougee with cost-of-living increases on the SERP benefit through the end of his severance period. Mr. Saleh does not participate in the GRP or the SERP.

•

Cash severance payment.    Upon a TCP participant’s termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum amount equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups.    Executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Mr. Saleh, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. However, the change of control benefits for such executives will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•

Retiree Medical and Life Insurance Credit.    For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period.

In addition to the benefits afforded under the TCP, all SOs and RSUs immediately vest upon a change in control, and our NEOs would receive other benefits under the SERP, DCP and the Omnibus Plan upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

•	Omnibus Plan. All RSUs are paid shortly after the change in control.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control.

Potential Payment Obligation Upon Change in Control

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Saleh ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Lougee ($)
Pension(1)	15,047,160		12,385,596		0	(4)	4,315,533	3,980,205	141,616
Stock Options	6,046,400		2,500,000		496,800		1,453,200	683,570	779,000
Restricted Stock Units	5,323,350		4,192,331		1,774,450		1,664,897	1,102,474	1,154,164
Severance	10,954,477		8,057,261		1,731,600	(5)	4,397,223	3,291,288	2,529,088
Excise Tax Gross-up	7,751,211	(2)	6,933,523	(2)	0	(5)	3,110,278	2,498,125	983,873
TOTAL(3)	45,122,598		34,068,711		4,002,850		14,941,131	11,555,662	5,587,741

(1)	These amounts reflect the full benefits payable in the event of a change in control, including the additional pension credit to which the executive is entitled under the TCP (or his or her employment contract, if greater).

(2)	The amounts of the excise tax gross-ups for Mr. Dubow and Ms. Martore do not take into account a reasonable value allocable to the covenant-not-to-compete obligations that restrict Mr. Dubow and Ms. Martore for two years after he or she ceases employment with the Company. To the extent of the reasonable value allocable to Mr. Dubow’s and Ms. Martore’s covenants-not-to-compete, each of their excise tax gross-up amounts would decrease.

(3)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Mr. Dubow—$179,000, Ms. Martore—$111,000, Mr. Saleh—$23,000, Mr. Dickey—$23,000, Mr. Hunke—$23,000, and Mr. Lougee—$23,000. Each NEO would also receive a lump sum distribution in the amount shown in the DCP table on page 42. Each NEO also would receive post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(4)	The amount shown for Mr. Saleh reflects the fact that he does not participate in the GRP or the SERP.

(5)	Mr. Saleh is not entitled to receive an excise tax gross-up under the TCP. In the event that Mr. Saleh is subject to the excise tax under Code Section 4999, his change in control benefits will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put him in a better after-tax position. The full amount of Mr. Saleh’s severance is reflected in the Table.

Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore under their Employment Contracts and to Mr. Saleh under his Termination Benefits Agreement.

The Company may terminate the employment of Mr. Dubow, Ms. Martore or Mr. Saleh for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by the executive to perform the duties described in Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saleh’s termination benefits agreement, which he or she does not remedy within 30 days after receipt of written notice; (3) the material breach by the executive of certain provisions of Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saleh’s termination benefits agreement, which he or she does not remedy within 30 days after receipt of written notice; or (4) conviction of the executive of a felony. In the event of termination of employment for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section, and, in the case of Mr. Dubow and Ms. Martore, his or her SOs and RSUs.

Mr. Dubow, Ms. Martore and Mr. Saleh each may terminate his or her employment for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in his or her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saleh’s termination benefits agreement; (3) the executive is required to report to anyone other than the Board of Directors, in the case of Mr. Dubow, or the Company’s CEO, in the case of Ms. Martore; (4) the Company changes the principal geographic location of the performance of Mr. Dubow’s or Ms. Martore’s duties away from the Washington, D.C. metropolitan area; or (5) the Company materially breaches the applicable agreement with the executive. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement, which currently include the following:

•	Pension. Mr. Dubow and Ms. Martore would be entitled to pension payments in amounts equivalent to those reflected in the Potential Payment Obligation Upon Disability table.

•

Severance, SOs and RSUs.    Mr. Dubow and Ms. Martore would be entitled to cash severance payments equivalent in amount to those payable to their respective estates, and their SOs and RSUs would vest in the same manner, in each case as described in the Potential Payment Obligation Upon Death disclosure section. Pursuant to his termination benefits agreement, Mr. Saleh would be entitled to a cash severance payment in an amount equal to one times the sum of (a) his base salary in effect on the termination date and (b) the greater of (i) his most recent annual bonus as of the termination date, or (ii) the average of his three most recent annual bonuses as of the termination date. If Mr. Saleh’s employment is terminated by the Company without “good cause,” the SOs and RSUs he received on November 15, 2010 (but not subsequent SO and RSU grants) will immediately vest in full and those SOs will remain exercisable for the lesser of the remaining term or three years.

PROPOSAL 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory shareholder vote to approve the compensation of named executive officers (NEOs) as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in the company’s proxy statement (commonly known as a “Say on Pay” proposal).

Compensation of Our Named Executive Officers

The Board of Directors and its Executive Compensation Committee support compensation policies that place a heavy emphasis on pay for performance. The Committee recognizes the broad concern in today’s economic environment about excessive NEO compensation. The Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

Pay for performance in 2010:

Key performance indicators:    The Committee makes its determinations regarding NEO compensation by measuring each NEO’s progress against their key performance indicators (KPIs). KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of profit, product and people. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. Quantitative KPIs include, where appropriate, revenue and operating income goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. In addition, the Committee weighs subjective and objective information regarding our NEOs, including the complexity and responsibilities of the position, term of service, competitive alternatives in the marketplace, and internal pay equity. The CEO’s KPIs are heavily weighted toward the Company’s financial performance, long-term shareholder return, and the execution of a strategic plan that positions the Company for the future.

2010 Performance:    Our NEOs generally met or exceeded their KPIs in 2010. The Company recognized early on that the media landscape is changing and relied on our NEOs to take proactive measures to best position the Company to succeed in a rapidly changing media environment. We have faced our challenges head on and charted a better course for the Company’s future. Over the last year, we have:

•	Built an unmatched local market presence in both our publishing and broadcast segments.

•	Ramped up our cross platform sales efforts, resulting in higher digital revenue.

•	Leveraged our diverse portfolio, enabling us to serve customers on any platform they choose.

•	Launched partnerships with Yahoo! and DataSphere, both of which greatly enhance our digital sales opportunities.

•	Restructured costs and created efficiencies throughout the Company.

•	Strengthened our balance sheet and enhanced our financial flexibility.

Our management team has also created significant value for our shareholders. Our 2010 financial results were among the best in our industry despite a very difficult economy, as demonstrated by the following accomplishments, which are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement:

•	Earnings from continuing operations per share (diluted) are up 32% from 2009 after excluding certain non-recurring items in both years.

•	Operating cash flow increased 19% to $1.3 billion.

•	Free cash flow of $816 million.

•	Operating cash flow margin increased to 23.6%, up from 19.6% last year.

•	Return on equity was 30.1%, up from 26.7% in 2009.

•	Company-wide digital revenues were approximately $1 billion, representing more than 18% of the Company’s total operating revenues for the year.

•

We reduced our debt by $710 million to $2.35 billion by year-end and reduced our senior leverage ratio to 1.97x, well below the 3.5x maximum senior leverage ratio permitted under our credit facilities.

•	We increased the profitability of each of our business segments compared to last year.

As further evidence of the value created by our management team, the following graph compares the cumulative total return to shareholders of the Company’s common stock during the period from June 30, 2009 (the date the National Bureau of Economic Research announced as the end of the recession in the U.S.) to December 31, 2010 with the performance of the S&P 500 Media Index, the S&P 500 Publishing Index and the Company’s 2010 Peer Group over the same period of time.

The graph depicts the results of investing $100 in the Company’s common stock, the S&P 500 Media Index, the S&P 500 Publishing Index and the Company’s Peer Group at closing prices on June 30, 2009, assuming that dividends are reinvested on a monthly basis. The S&P 500 Media Index is comprised of Cablevision Systems Corporation, CBS Corporation, Comcast Corporation, The DirecTV Group, Inc., Discovery Communications Inc., Gannett Co., Inc., The Interpublic Group of Companies, Inc., The McGraw-Hill Companies, Inc., Meredith Corporation, News Corporation, Omnicom Group, Inc., Scripps Networks Interactive, Inc., Time Warner Cable Inc., Time Warner Inc., Viacom Inc., The Walt Disney Company, and The Washington Post Company. The S&P 500 Publishing Index consists of Gannett Co., Inc., The McGraw-Hill Companies, Inc., Meredith Corporation and The Washington Post Company. The Company’s Peer Group is listed on page 21.

CEO Pay for Performance Alignment

The following graph shows the relationship of our CEO’s Total Direct Compensation (as reflected in the Supplemental Compensation Table on page 31) compared to the cumulative total shareholder return (TSR) of the Company’s common stock over the last five fiscal years, assuming that a stockholder invested $100 in the Company’s common stock at the beginning of the period shown. As shown below, our CEO’s Total Direct Compensation has generally aligned with our TSR performance during that period. Mr. Dubow’s compensation has decreased when our TSR has declined and increased with improvement in our TSR. As reflected in the Supplemental Compensation Table, the increase in Mr. Dubow’s Total Direct Compensation from 2008 to 2009 was due primarily to the significant increase in the value (for proxy reporting purposes) of his SO grant, which resulted primarily from the substantial year over year increase in the Company’s stock price during that period. The grant date stock price and fair value per share of Mr. Dubow’s SO grant for 2008 (awarded in February 2009) were $3.75 and $1.17, respectively, compared to the respective grant date stock price and fair value per share of Mr. Dubow’s SO grant for 2009 (awarded in February 2010) of $15.00 and $7.04. Mr. Dubow’s SO grant for 2009 also reflected the fact that the Company’s TSR nearly doubled in 2009 and outperformed the median annual TSR for our Peer Group and the S&P 500 Media Index. In 2010, while the Company’s financial results were among the best in our industry despite a very difficult economy and the Company made significant strides toward its strategic goals, the Company’s TSR underperformed the median annual TSR for the S&P 500 Media Index (although we outperformed the median annual TSR for our Peer Group), and Mr. Dubow’s reduced SO grant for 2010 (awarded in February 2011) and reduced Total Direct Compensation for 2010 reflected this performance.

For the foregoing reasons, the Board of Directors recommends a vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of Gannett Co., Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

While the advisory vote we are asking you to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our named executive officers.

PROPOSAL 4—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

The Dodd-Frank Act also requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to permit a separate non-binding, advisory shareholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give shareholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years or every three years (commonly known as the “Frequency Vote on Say on Pay”). Shareholders may also abstain from making a choice, pursuant to rules recently issued by the SEC. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their shareholders no less often than every six years thereafter the Frequency Vote on Say on Pay.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our current executive compensation programs closely link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our NEOs is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Although the Board recommends that the Say on Pay proposal be voted on every year, our shareholders will be able to specify one of four choices for the Frequency Vote on Say on Pay proposal as follows: (i) every year, (ii) every two years, (iii) every three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say on Pay proposal. Because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option most frequently specified by our shareholders.

The Board of Directors recommends a vote FOR the Company to hold future advisory votes to approve the compensation of our NEOs EVERY YEAR.

DIRECTOR COMPENSATION

The compensation year for directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. For this period, the Company paid its directors the following:

•	an annual retainer fee of $45,000;

•	an additional retainer fee of $15,000 to committee chairs and an additional retainer fee of $25,000 to the presiding director;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	a long-term award, consisting of either 2,000 restricted shares or 8,000 SOs, granted on the first day of the compensation year;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In lieu of receiving their retainer and meeting fees in cash, directors may elect to receive their fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in either case based on the closing market value of the Company’s stock on the grant date. Retainer fees are paid quarterly during the compensation year, in the case of cash, or are paid on the first day of the compensation year with quarterly vesting during the compensation year, in the case of restricted shares and SOs. Meeting fees, regardless of their form, are payable on the last day of the compensation year. Meeting fees paid as restricted shares or SOs fully vest upon grant. Long-term awards are made on the first day of the compensation year. Long-term awards in the form of restricted shares vest at a rate of 1/36th of the shares per month. Long-term awards in the form of SOs vest at a rate of 1/4th of the shares on each anniversary of the grant date and are exercisable for eight years after the grant date. Restricted shares receive dividends or, if deferred, dividend equivalent rights. All vested restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date. When a non-employee director leaves the Board, all unvested shares shall be forfeited to the Company or, in the case of unvested deferred restricted shares, shall not be issued except, if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws, all restricted shares shall fully vest upon retirement, and SOs held by a director who has served at least three years shall fully vest upon retirement.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett stock fund of the DCP.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 26, 2010. Mr. Dubow received no separate compensation for his service as a director and therefore is not included in the following table. Mr. Cody was elected to the Board of Directors in February 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Howard D. Elias(3)	29,000	49,508	62,320	10,000	150,828
Arthur H. Harper(3)	0	101,204	62,320	0	163,524
John Jeffry Louis	0	0	254,585	0	254,585
Marjorie Magner	74,000	33,160	0	10,000	117,160
Scott K. McCune	80,000	0	62,320	0	142,320
Duncan M. McFarland(3)	48,000	49,508	62,320	0	159,828
Donna E. Shalala(3)	25,000	82,668	0	1,866	109,534
Neal Shapiro	57,000	0	62,320	10,000	129,320
Karen Hastie Williams(3)	137,667	33,160	0	0	170,827

(1)	Amounts shown in these columns reflect the compensation paid to each director based upon the form in which the director elected to receive his or her retainer fees, meeting fees and long-term awards. Amounts in the stock awards and option awards columns represent the aggregate grant date fair value of RSU and SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2010 audited financial statements.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	Mr. Elias, Mr. Harper and Ms. Williams deferred all payments they received in the form of restricted stock. Mr. McFarland and Ms. Shalala deferred all payments they received in the form of cash and restricted stock.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
Howard D. Elias	18,352/1,493	1,250/11,750
Arthur H. Harper	36,938/1,991	16,714/14,250
John Jeffry Louis	0/0	160,951/23,462
Marjorie Magner	4,623/2,377	0/0
Scott K. McCune	0/0	1,250/11,750
Duncan M. McFarland	33,479/2,084	2,500/10,500
Donna E. Shalala	16,850/3,870	42,789/1,250
Neal Shapiro	15,187/765	0/8,000
Karen Hastie Williams	8,373/2,377	7,000/0

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2010 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)		(c)
Equity compensation plans approved by shareholders(1)(2)	28,812,249	$52.0752	(3)	28,579,429
Equity compensation plans not approved by shareholders(2)	131,174	—		—
Total	28,943,423	—		28,579,429

(1)	The equity compensation plan approved by the Company’s shareholders is the 2001 Omnibus Incentive Compensation Plan, as amended and restated on May 4, 2010 (the “Omnibus Plan”). The number in column (a) includes 23,648,990 shares subject to outstanding SOs and 5,163,259 shares subject to outstanding restricted stock units.

(2)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals of SO income and deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the first row above includes 149,865 shares credited to participants’ accounts in the DCP as a result of deferrals of grants made under the Omnibus Plan. Not included in this number are 9,510 shares of stock credited to participants’ accounts in the DCP that represent the deferral of shares issued under the Omnibus Plan, as this number of shares was subtracted from the number of shares available for grant under the Omnibus Plan upon the award or exercise of the related grant. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

(3)	Represents the weighted-average exercise price of the outstanding SOs granted under the Omnibus Plan.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL

SHAREHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2010, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner(1)	Shares Owned	Percent of Class
JPMorgan Chase & Co.(2)	21,366,380	8.9%
AllianceBernstein L.P.(3)	16,919,720	7.1%
BlackRock, Inc.(4)	15,227,104	6.4%
Ariel Investments, LLC(5)	14,877,088	6.2%
The Vanguard Group, Inc.(6)	12,852,238	5.4%
Craig A. Dubow	1,618,127	*
Gracia C. Martore	632,118	*
Paul N. Saleh	329	*
Robert J. Dickey	242,570	*
David L. Hunke	176,183	*
David T. Lougee	60,266	*
John E. Cody	1,000	*
Howard D. Elias	4,500	*
Arthur H. Harper	32,368	*
John Jeffry Louis	311,200	*
Marjorie Magner	8,750	*
Scott K. McCune	5,500	*
Duncan M. McFarland	40,550	*
Donna E. Shalala	45,039	*
Neal Shapiro	2,250	*
Karen Hastie Williams	8,000	*
All directors and executive officers as a group (23 persons including those named above)	4,214,229	1.7%

*	Less than one percent.

(1)

Except as otherwise noted below, the address of each person listed in the table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The following shares of common stock are included in the table because they may be acquired pursuant to SOs exercisable by May 3, 2011: Mr. Dubow—1,567,250; Ms. Martore—609,500; Mr. Saleh—0; Mr. Dickey—231,100; Mr. Hunke—169,200; Mr. Lougee—50,750; Mr. Elias—2,500; Mr. Harper—19,214; Mr. Louis—172,663; Mr. McCune—2,500; Mr. McFarland—3,750; Ms. Shalala—44,039; Ms. Williams—7,000, and all directors and executive officers as a group—3,840,240. The shares reported in the table do not include 1,242,254 shares owned on the Record Date by the Gannett

Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Mr. Dubow, Ms. Martore, Roxanne V. Horning (Senior Vice President/Human Resources) and Todd A. Mayman (Senior Vice President, General Counsel and Secretary).

(2)	Based upon information as of December 31, 2010, contained in a Schedule 13G/A filed with the SEC on January 24, 2011 by JPMorgan Chase & Co., reporting, in the aggregate, sole voting power over 17,327,520 shares, shared voting power over 370,734 shares, sole dispositive power over 20,995,445 shares, and shared dispositive power over 367,935 shares. The address for JP Morgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(3)	Based upon information as of December 31, 2010, contained in a Schedule 13G filed with the SEC on February 9, 2011 by AllianceBernstein L.P., reporting, in the aggregate, sole voting power over 13,072,406 shares, sole dispositive power over 16,899,746 shares and shared dispositive power over 19,974 shares. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(4)

Based upon information as of December 31, 2010, contained in a Schedule 13G filed with the SEC on February 4, 2011 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 15,227,104 shares and sole dispositive power over 15,227,104 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based upon information as of December 31, 2010, contained in a Schedule 13G filed with the SEC on February 14, 2011 by Ariel Investments, LLC, reporting, in the aggregate, sole voting power over 14,613,457 shares and sole dispositive power over 14,877,088 shares. The address for Ariel Investments, LLC is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(6)	Based upon information as of December 31, 2010, contained in a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 297,934 shares, sole dispositive power over 12,554,304 shares and shared dispositive power over 297,934 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Craig A. Dubow	Chairman and CEO	1,637,181
Gracia C. Martore	President and COO	640,997
Paul N. Saleh	Senior Vice President and CFO	329
Robert J. Dickey	President/USCP	242,570
David L. Hunke	President and Publisher/USA TODAY	176,183
David T. Lougee	President/Broadcasting	62,158
John E. Cody	Director	1,000
Howard D. Elias	Director	24,256
Arthur H. Harper	Director	71,642
John Jeffry Louis	Director	311,200
Marjorie Magner	Director	8,750
Scott K. McCune	Director	5,500
Duncan M. McFarland	Director	76,887
Donna E. Shalala	Director	66,404
Neal Shapiro	Director	17,774
Karen Hastie Williams	Director	18,417
All directors and executive officers as a group (23 persons including those named above)		4,399,376

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Dubow—19,054; Ms. Martore—8,879; Mr. Lougee—1,892; Mr. Elias—19,756; Mr. Harper—39,274; Mr. McFarland—36,337; Ms. Shalala—21,365; Mr. Shapiro—15,524; Ms. Williams—10,417; and all directors and executive officers as a group—185,147. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $20,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a).

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 24, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Voting Instructions For Gannett Co., Inc.’s 2011 Annual Meeting of Shareholders
Gannett Co., Inc. shareholders of record on March 4, 2011 may vote their shares for matters to be covered at the Company’s 2011 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

INTERNET – www.eproxy.com/gci
Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 2, 2011. Have your proxy card in hand. You will be provided with simple voting instructions.

PHONE – 1-800-560-1965
Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 2, 2011. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

MAIL – Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by May 2, 2011.

If you are a current or former employee of Gannett Co., Inc. and own shares of Gannett common stock through the Gannett Co., Inc. 401(k) Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on April 28, 2011 to allow time for the 401(k) plan administrator to vote on your behalf. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on April 28, 2011, the plan shares credited to your 401(k) account will be voted by the 401(k) plan administrator in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS

PROXY CARD.

ò Please detach here ò

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of directors:	01John E. Cody 02Craig A. Dubow 03Howard D. Elias	04Arthur H. Harper 05John Jeffry Louis 06Marjorie Magner	07Scott K. McCune 08Duncan M. McFarland 09Neal Shapiro	☐	VOTE FOR all nominees except those			☐	VOTE WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.						☐	For		☐	Against	☐	Abstain

3.	NON-BINDING ADVISORY VOTE TO APPROVE the compensation of the Company’s named executive officers.						☐	For		☐	Against	☐	Abstain

THE BOARD RECOMMENDS A VOTE FOR “EVERY YEAR” FOR PROPOSAL 4

4.	NON-BINDING ADVISORY VOTE ON THE FREQUENCY of future advisory votes approving the compensation of the Company’s named executive officers					☐ Every Year	☐	Every 2 Years		☐	Every 3 Years	☐	Abstain

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

GANNETT CO., INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 3, 2011

10:00 a.m.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Gannett Co., Inc.
7950 Jones Branch Drive	proxy
McLean, VA 22107

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — May 3, 2011

The undersigned hereby appoints Craig A. Dubow, Gracia C. Martore and Todd A. Mayman, or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 3, 2011 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and that you vote for “EVERY YEAR” for Proposal 4. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

See reverse for voting instructions.